     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430

CARRIZO OIL & GAS, INC. ANNOUNCES SECOND QUARTER RESULTS AND INCREASES 2016 PRODUCTION GUIDANCE

HOUSTON, August 4, 2016 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the second quarter of 2016 and provided an operational update, which includes the following highlights:

•	Oil Production of 23,942 Bbls/d, 7% above the second quarter of 2015

•	Total Production of 41,533 Boe/d, 15% above the second quarter of 2015

•	Loss From Continuing Operations of $262.1 million, or $4.46 per diluted share, and Adjusted Net Income of $17.1 million, or $0.29 per diluted share

•	Adjusted EBITDA of $97.6 million

•	Increasing de-risked Eagle Ford Shale drilling inventory to more than 1,000 net locations

•	Increasing 2016 crude oil production growth target to 10%

Carrizo reported a second quarter of 2016 loss from continuing operations of $262.1 million, or $4.46 per basic and diluted share compared to a loss from continuing operations of $47.0 million, or $0.92 per basic and diluted share in the second quarter of 2015. The loss from continuing operations for the second quarter of 2016 includes certain items typically excluded from published estimates by the investment community, including the impairment of proved oil and gas properties recognized this quarter. Adjusted net income, which excludes the impact of these items as described in the non-GAAP reconciliation tables included below, for the second quarter of 2016 was $17.1 million, or $0.29 per basic and diluted share compared to $20.4 million, or $0.40 and $0.39 per basic and diluted share, respectively, in the second quarter of 2015.

For the second quarter of 2016, Adjusted EBITDA was $97.6 million, a decrease of 23% from the prior year quarter as the impact of lower commodity prices more than offset the impact of higher production volumes. The definition of Adjusted EBITDA and the reconciliation to loss from continuing operations are presented in the non-GAAP reconciliation tables included below.

Production volumes during the second quarter of 2016 were 3,780 MBoe, or 41,533 Boe/d, an increase of 15% versus the second quarter of 2015. The year-over-year production growth was driven by strong results from the Company’s Eagle Ford Shale assets. Oil production during the second quarter of 2016 averaged 23,942 Bbls/d, an increase of 7% versus the second quarter of 2015; natural gas and NGL production averaged 74,248 Mcf/d and 5,217 Bbls/d, respectively, during the second quarter of 2016. Second quarter of 2016 production exceeded the high end of Company guidance due primarily to stronger-than-expected gas and NGL production from the Company’s Eagle Ford Shale assets and a lower-than-planned level of voluntary production curtailments at the Company's Marcellus Shale assets.

Drilling and completion capital expenditures for the second quarter of 2016 were $103.3 million. Approximately 80% of the second quarter drilling and completion spending was in the Eagle Ford Shale, with the balance weighted towards the Delaware Basin. Land and seismic expenditures during the quarter were $6.4 million. Given the improvement in the commodity price outlook since the beginning of the year, Carrizo has elected to eliminate the drilling and completion holidays it had originally scheduled for a portion of the fourth quarter of 2016. Additionally, the Company has elected to temporarily add a second frac crew in the Eagle Ford Shale during the third quarter in order to simultaneously frac pads located in close proximity of each other, which should result in a more efficient development of the area. Primarily as a result of these changes plus an increase in forecast non-operated activity, Carrizo is increasing its 2016 drilling and completion capital expenditure guidance to $370-$380 million from $270-$290 million. The majority of the incremental activity is expected to occur in the fourth quarter, and is not expected to have a material impact on 2016 production. The Company is maintaining its land and seismic capital expenditure guidance of $20 million for the year.

Carrizo is increasing its 2016 oil production guidance to 25,150-25,400 Bbls/d from 24,800-25,300 Bbls/d previously. Using the midpoint of this range, the Company’s 2016 oil production growth guidance is 10%. For natural gas and NGLs, Carrizo is increasing its 2016 guidance to 64-66 MMcf/d and 4,600-4,700 Bbls/d, respectively, from 54-60 MMcf/d and 4,000-4,200 Bbls/d. For the third quarter of 2016, Carrizo expects oil production to be 24,000-24,400 Bbls/d, and natural gas and NGL production to be 56-60 MMcf/d and 4,100-4,300 Bbls/d, respectively. A full summary of Carrizo’s guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “We delivered another strong quarter operationally, with production again exceeding our forecast and operating expenses coming in below our forecast. Financially, we remain in a strong position as we have an excellent hedge book through the middle of next year and ample liquidity available on our revolver.

“Despite the recent decline in crude oil prices, we remain cautiously optimistic on the outlook for crude oil in 2017 given the improving supply/demand fundamentals. And with the strong economics we generate on our world-class Eagle Ford Shale asset even at current strip prices, we have elected to remove the drilling and completion holidays we had originally planned to take in the fourth quarter. While this does not have a material impact on 2016 production, it positions the Company to be able to deliver double-digit crude oil production growth in 2017 while spending within cash flow in a $55/Bbl WTI environment.

“Throughout the commodity price downturn, we have sought to maintain both our financial as well as our operational flexibility in order to be able to respond quickly to changing commodity prices. The decision to increase our activity level this year does not reduce this flexibility as we have not entered into any additional long-term contracts as a result of the planned activity increase. Thus, if commodity prices decline materially from current levels, we could easily remove most of the added capital from the 2016 plan.

“Our inventory of de-risked drilling locations in the Eagle Ford Shale continues to expand as a result of our downspacing initiatives. Based on results to date, we are increasing our estimate of future de-risked drilling locations in the play to more than 1,000 net locations excluding stagger-stack potential, or more than 15 years of inventory at our current drilling pace. Over time we expect to continue to expand our drilling inventory on this world-class asset, which should fuel strong production growth for years to come.

“We continued to test our Delaware Basin acreage during the quarter and remain pleased with our recent results. We elected to gather additional production history on the Liberator State 1H well, which achieved a 30-day rate of approximately 1,400 Boe/d on a restricted choke after being brought back online. And in late July, we brought online our most recent well in the play, the Corsair State 3H. The well is still cleaning up, but the early results are encouraging.”

Operational Update

In the Eagle Ford Shale, Carrizo drilled 19 gross (18.3 net) operated wells during the second quarter and completed 19 gross (18.0 net) wells. Crude oil production from the play was approximately 21,200 Bbls/d for the quarter, down from the prior quarter as production was impacted by significant downtime associated with planned shut-ins for offsetting completion activity. The majority of the planned downtime occurred at Brown Trust and RPG, two of the Company's oilier areas within its Eagle Ford Shale position. At the end of the quarter, Carrizo had 33 gross (32.1 net) operated Eagle Ford wells waiting on completion, equating to net crude oil production potential of more than 12,000 Bbls/d. The Company is operating two rigs in the Eagle Ford and currently expects to drill approximately 67 gross (63 net) operated wells and complete 73 gross (68 net) operated wells in the play during 2016.

In the Lower Eagle Ford, Carrizo has been developing its acreage on 330 ft. spacing for more than two years, and has now tested a significant portion of its position. Based on the results to date, the Company believes that the majority of the acreage tested warrants development at this spacing.

The Company currently has three stagger stack pilots with more than six months of production history. The pilots are testing effective lateral spacing ranging from 165 ft. to 280 ft. On average, the pilot wells recorded a 30-day oil rate of approximately 500 Bbls/d on a restricted choke. Average cumulative production after 180 days was approximately 90 MBo and 70 MBo for the pilots at Brown Trust and Irvin Ranch, respectively, which is in line with the non-staggered wells drilled on the pilot pads. The Company currently has three additional stagger-stack pilots with less than six months of production history, and plans to test more stagger-stack pilots on its core acreage position later this year.

As a result of the inventory expansion initiatives to date, Carrizo is increasing its de-risked drilling inventory in the Lower Eagle Ford Shale by approximately 85 net locations to more than 1,000 net locations, equating to more than 15 years of inventory at its current drilling pace. This figure still does not include any potential from stagger-stack development given the limited data set the Company has at this time. Carrizo plans to continue testing multiple spacing initiatives across its acreage position in order to further expand its inventory of highly economical, de-risked drilling locations, and expects to provide updates once sufficient production history is available.

In the Delaware Basin, Carrizo completed its Corsair State 3H well in late July. The well was drilled with an approximate 8,400 ft. lateral and completed with 37 frac stages. The well was recently brought online, and the Company expects to provide an update once the well has cleaned-up. Carrizo operates the Corsair State 3H with a 100% working interest. The Company currently expects to spud one additional Delaware Basin well during 2016. As a result, Carrizo now plans to drill three operated wells and complete three operated wells in the Delaware Basin during 2016.

Additionally, the Company elected to further test its Liberator State 1H well during the quarter. Upon being brought back online, the well achieved a 30-day rate of approximately 1,400 Boe/d (35% oil, 40% NGL, 25% gas) on a restricted choke. Carrizo currently expects the well to be flowing to sales later this quarter once infrastructure has been completed. Carrizo operates the Liberator State 1H with a 100% working interest.

In the Niobrara Formation, Carrizo did not drill or complete any operated wells during the second quarter. Crude oil production from the Niobrara was approximately 2,000 Bbls/d for the quarter, down from the prior quarter due to the lack of activity. For 2016, Carrizo has allocated a small amount of capital to the Niobrara for the completion of 9 gross (5.2 net) drilled-but-uncompleted wells in addition to continued non-operated activity.

In Appalachia, which encompasses the Company's Utica Shale and Marcellus Shale positions, Carrizo did not drill or complete any operated wells during the second quarter. Oil and condensate production from the Utica during the quarter was approximately 520 Bbls/d, up from approximately 465 Bbls/d in the prior quarter. In the dry gas window of the Marcellus, the Company's production was 39.1 MMcf/d, up from 36.2 MMcf/d in the prior quarter as the Company decreased its voluntary production curtailments due to stronger-than-expected local market prices. Carrizo expects to continue to vary its Marcellus production for the balance of 2016 based on local market pricing. If pricing deteriorates materially from current levels, the Company would expect to increase its level of voluntary curtailments. However, if regional pricing were to materially improve, the Company could significantly ramp up its Marcellus production. Carrizo does not currently plan to drill or complete any operated wells in Appalachia during 2016.

Financial Position and Liquidity

As of June 30, 2016, Carrizo had total debt outstanding of $1,315.4 million and cash and cash equivalents of $2.2 million. Total Secured Debt to Adjusted EBITDA, calculated in accordance with the covenants on the Company's revolving credit facility, was 0.2x for the second quarter while Net Debt to Adjusted EBITDA, calculated using the same methodology, was 3.2x. As of July 29, 2016, Carrizo had $60.0 million drawn on the facility.

Hedging Activity

Carrizo currently has hedges in place for approximately 55% of estimated crude oil production for the balance of 2016 (based on the midpoint of guidance). For the remainder of the year, the Company has hedges covering 13,750 Bbls/d of crude oil (comprised of 9,750 Bbls/d of swaps at an average price of $60.03/Bbl and 4,000 Bbls/d of collars at a weighted average floor price of $50.00/Bbl and a weighted average ceiling price of $76.50/Bbl). Additionally, Carrizo will receive $14.4 million of cash flows for the remainder of 2016 relating to prior commodity derivative transactions.

For the first half of 2017, Carrizo has swaps covering 12,000 Bbls/d of crude oil at an average fixed price of $50.13/Bbl. Additionally, Carrizo will receive $1.8 million of cash flows during the first half of 2017 relating to prior commodity derivative transactions. (Please refer to the attached tables for a detailed summary of the Company’s derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2016 second quarter financial results on Thursday, August 4, 2016 at 10:00 AM Central Daylight Time. To participate in the call, please dial (800) 931-1360 (U.S. & Canada) or +1 (212) 231-2935 (Intl.) ten minutes before the call is scheduled to begin. A replay of the call will be available through Thursday, August 11, 2016 at 12:00 PM Central Daylight Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl.). The reservation number for the replay is 21815292 for U.S., Canadian, and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on the “Second Quarter 2016 Earnings Call” link. To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 7 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Delaware Basin in West Texas, the Niobrara Formation in Colorado, the Utica Shale in Ohio, and the Marcellus Shale in Pennsylvania.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, capital expenditure and other spending plans, economical basis of wells or inventory, rig program, effect of transactions offsetting hedge positions, production, average well returns, acquisitions, effects of transactions, targeted ratios and other metrics, the ability to acquire additional acreage, midstream infrastructure availability and capacity, timing, levels of and potential production, downspacing, crude oil production potential and growth, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, resource potential, well costs, breakeven prices, production mix, development plans, growth, midstream matters, use of proceeds, hedging activity, the ability to maintain a sound financial position, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and testing, failure of actual production to meet expectations, performance of rig operators, spacing test results, availability of gathering systems, costs of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, satisfaction of closing conditions, integration and effects of acquisitions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2015 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$2,158	$42,918
Accounts receivable, net	55,976	54,721
Derivative assets	34,256	131,100
Other current assets	6,484	3,443
Total current assets	98,874	232,182
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	1,142,383	1,369,151
Unproved properties, not being amortized	195,609	335,452
Other property and equipment, net	11,475	12,258
Total property and equipment, net	1,349,467	1,716,861
Deferred income taxes	—	46,758
Derivative assets	—	1,115
Other assets	9,302	10,330
Total Assets	$1,457,643	$2,007,246

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities
Accounts payable	$41,595	$74,065
Revenues and royalties payable	52,912	67,808
Accrued capital expenditures	51,647	39,225
Accrued interest	21,989	21,981
Deferred income taxes	—	46,758
Other current liabilities	34,504	35,647
Total current liabilities	202,647	285,484
Long-term debt	1,298,196	1,236,017
Asset retirement obligations	16,955	16,183
Derivative liabilities	34,850	12,648
Other liabilities	15,412	12,860
Total liabilities	1,568,060	1,563,192
Commitments and contingencies
Shareholders’ equity (deficit)
Common stock, $0.01 par value, 90,000,000 shares authorized; 58,974,437 issued and outstanding as of June 30, 2016 and 58,332,993 issued and outstanding as of December 31, 2015	590	583
Additional paid-in capital	1,430,124	1,411,081
Accumulated deficit	(1,541,131)	(967,610)
Total shareholders’ equity (deficit)	(110,417)	444,054
Total Liabilities and Shareholders’ Equity (Deficit)	$1,457,643	$2,007,246

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Crude oil	$91,608	$111,257	$159,604	$194,315
Natural gas liquids	6,063	3,799	9,503	8,272
Natural gas	9,653	8,438	19,479	20,957
Total revenues	107,324	123,494	188,586	223,544

Costs and Expenses
Lease operating	23,114	23,375	46,789	45,091
Production taxes	4,623	5,031	8,054	9,049
Ad valorem taxes	454	1,723	2,524	4,756
Depreciation, depletion and amortization	51,966	79,331	111,543	153,202
General and administrative, net	19,624	19,095	40,927	50,672
(Gain) loss on derivatives, net	52,235	12,595	41,682	(13,844)
Interest expense, net	19,010	16,999	37,723	35,195
Impairment of proved oil and gas properties	197,070	—	471,483	—
Loss on extinguishment of debt	—	38,137	—	38,137
Other expense, net	1,162	281	1,069	7,273
Total costs and expenses	369,258	196,567	761,794	329,531

Loss From Continuing Operations Before Income Taxes	(261,934)	(73,073)	(573,208)	(105,987)
Income tax (expense) benefit	(192)	26,103	(313)	37,541
Loss From Continuing Operations	(262,126)	(46,970)	(573,521)	(68,446)
Income From Discontinued Operations, Net of Income Taxes	—	838	—	1,104
Net Loss	($262,126)	($46,132)	($573,521)	($67,342)

Net Loss Per Common Share - Basic
Loss from continuing operations	($4.46)	($0.92)	($9.79)	($1.40)
Income from discontinued operations, net of income taxes	—	0.02	—	0.02
Net loss	($4.46)	($0.90)	($9.79)	($1.38)

Net Loss Per Common Share - Diluted
Loss from continuing operations	($4.46)	($0.92)	($9.79)	($1.40)
Income from discontinued operations, net of income taxes	—	0.02	—	0.02
Net loss	($4.46)	($0.90)	($9.79)	($1.38)

Weighted Average Common Shares Outstanding
Basic	58,806	51,225	58,583	48,827
Diluted	58,806	51,225	58,583	48,827

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cash Flows From Operating Activities
Net loss	($262,126)	($46,132)	($573,521)	($67,342)
Income from discontinued operations, net of income taxes	—	(838)	—	(1,104)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities from continuing operations
Depreciation, depletion and amortization	51,966	79,331	111,543	153,202
Impairment of proved oil and gas properties	197,070	—	471,483	—
(Gain) loss on derivatives, net	52,235	12,595	41,682	(13,844)
Cash received for derivative settlements, net	27,300	45,129	78,463	94,193
Loss on extinguishment of debt	—	38,137	—	38,137
Stock-based compensation expense, net	10,892	4,943	22,414	14,796
Deferred income taxes	—	(26,430)	—	(37,961)
Non-cash interest expense, net	904	816	2,064	2,787
Other, net	1,226	(2,864)	2,342	5,384
Changes in components of working capital and other assets and liabilities-
Accounts receivable	673	(2,785)	(1,392)	3,732
Accounts payable	(489)	(2,767)	(19,200)	(16,437)
Accrued liabilities	(7,109)	(4,614)	(8,776)	(6,605)
Other assets and liabilities, net	(371)	(2,336)	(1,063)	(3,286)
Net cash provided by operating activities from continuing operations	72,171	92,185	126,039	165,652
Net cash used in operating activities from discontinued operations	—	(1,019)	—	(1,220)
Net cash provided by operating activities	72,171	91,166	126,039	164,432
Cash Flows From Investing Activities
Capital expenditures - oil and gas properties	(113,872)	(168,448)	(239,861)	(377,995)
Proceeds from sales of oil and gas properties, net	12,852	—	14,637	285
Other, net	(256)	(2,258)	(873)	(4,857)
Net cash used in investing activities from continuing operations	(101,276)	(170,706)	(226,097)	(382,567)
Net cash used in investing activities from discontinued operations	—	(834)	—	(937)
Net cash used in investing activities	(101,276)	(171,540)	(226,097)	(383,504)
Cash Flows From Financing Activities
Issuance of senior notes	—	650,000	—	650,000
Tender and redemption of senior notes	—	(626,681)	—	(626,681)
Payment of deferred purchase payment	—	—	—	(150,000)
Borrowings under credit agreement	217,005	356,939	290,652	800,939
Repayments of borrowings under credit agreement	(186,555)	(288,939)	(229,652)	(683,939)
Payments of debt issuance costs	(1,100)	(11,214)	(1,150)	(11,443)
Sale of common stock, net of offering costs	—	(265)	—	231,316
Proceeds from stock options exercised	—	—	—	46
Other, net	(245)	—	(552)	—
Net cash provided by financing activities from continuing operations	29,105	79,840	59,298	210,238
Net cash provided by financing activities from discontinued operations	—	—	—	—
Net cash provided by financing activities	29,105	79,840	59,298	210,238
Net Decrease in Cash and Cash Equivalents	—	(534)	(40,760)	(8,834)
Cash and Cash Equivalents, Beginning of Period	2,158	2,538	42,918	10,838
Cash and Cash Equivalents, End of Period	$2,158	$2,004	$2,158	$2,004

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS (GAAP)
TO ADJUSTED NET INCOME (NON-GAAP)
(Unaudited)

Adjusted net income is a non-GAAP financial measure which excludes certain items that are included in loss from continuing operations, the most directly comparable GAAP financial measure. Items excluded are those that the Company believes affect the comparability of operating results and include items whose timing and/or amount cannot be reasonably estimated or items that are non-recurring. The non-GAAP financial measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of the Company's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry. Adjusted net income should not be considered in isolation or as a substitute for loss from continuing operations or any other measure of a company's financial performance or profitability presented in accordance with GAAP. A reconciliation of the differences between loss from continuing operations and adjusted net income is presented below. Because adjusted net income excludes some, but not all, items that affect loss from continuing operations and may vary among companies, our calculation of adjusted net income may not be comparable to similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except per share data)
Loss From Continuing Operations (GAAP)	($262,126)	($46,970)	($573,521)	($68,446)
Income tax (expense) benefit	(192)	26,103	(313)	37,541
Loss From Continuing Operations Before Income Taxes	(261,934)	(73,073)	(573,208)	(105,987)
(Gain) loss on derivatives, net	52,235	12,595	41,682	(13,844)
Cash received for derivative settlements, net	27,300	45,129	78,463	94,193
Non-cash general and administrative expense, net	10,825	8,147	22,583	21,224
Impairment of proved oil and gas properties	197,070	—	471,483	—
Loss on extinguishment of debt	—	38,137	—	38,137
Other (income) expense, net	1,162	281	(109)	7,273
Adjusted income before income taxes	26,658	31,216	40,894	40,996
Adjusted income tax expense (1)	(9,517)	(10,832)	(14,599)	(14,226)
Adjusted Net Income (Non-GAAP)	$17,141	$20,384	$26,295	$26,770
Adjusted Net Income Per Common Share - Basic	$0.29	$0.40	$0.45	$0.55
Adjusted Net Income Per Common Share - Diluted	$0.29	$0.39	$0.44	$0.54

Weighted Average Common Shares Outstanding
Basic	58,806	51,225	58,583	48,827
Diluted	59,469	51,887	59,226	49,564

(1)
Adjusted income tax expense is calculated by applying the Company's estimated annual effective income tax rates to the year-to-date adjusted income before income taxes. The Company's estimated annual effective income tax rates were 35.7% and 34.7% for the three months ended June 30, 2016 and 2015, respectively, and 35.7% and 34.7% for the six months ended June 30, 2016 and 2015, respectively.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS (GAAP) TO DISCRETIONARY CASH FLOWS (NON-GAAP)
(Unaudited)
Discretionary cash flows is a non-GAAP financial measure which excludes certain items that are included in net cash provided by operating activities from continuing operations, the most directly comparable GAAP financial measure. Items excluded are changes in components of working capital and other items that the Company believes affect the comparability of operating cash flows such as items whose timing and/or amount cannot be reasonably estimated or items that are non-recurring. The non-GAAP financial measure of discretionary cash flows is presented because management believes it provides useful additional information to investors for analysis of the Company's ability to generate cash to internally fund exploration and development. In addition, management believes that discretionary cash flows is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flows should not be considered in isolation or as a substitute for net cash provided by operating activities from continuing operations or any other measure of a company's cash flows or liquidity presented in accordance with GAAP. A reconciliation of the differences between net cash provided by operating activities from continuing operations and discretionary cash flows is presented below. Because discretionary cash flows excludes some, but not all, items that affect net cash provided by operating activities from continuing operations and may vary among companies, our calculation of discretionary cash flows may not be comparable to similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)
Net Cash Provided By Operating Activities From Continuing Operations (GAAP)	$72,171	$92,185	$126,039	$165,652
Changes in components of working capital and other	8,022	16,891	29,979	26,985
Discretionary Cash Flows (Non-GAAP)	$80,193	$109,076	$156,018	$192,637

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS (GAAP)
TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited)

Adjusted EBITDA is a non-GAAP financial measure which excludes certain items that are included in loss from continuing operations, the most directly comparable GAAP financial measure. Items excluded are interest expense, depreciation, depletion and amortization and items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or items that are non-recurring. The non-GAAP financial measure of adjusted EBITDA is presented because management believes it provides useful additional information to investors for analysis of the Company's financial and operating performance on a recurring basis. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry. Adjusted EBITDA should not be considered in isolation or as a substitute for loss from continuing operations or any other measure of a company's financial performance or profitability presented in accordance with GAAP. A reconciliation of the differences between loss from continuing operations and adjusted EBITDA is presented below. Because adjusted EBITDA excludes some, but not all, items that affect loss from continuing operations and may vary among companies, our calculation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)
Loss From Continuing Operations (GAAP)	($262,126)	($46,970)	($573,521)	($68,446)
Income tax (expense) benefit	(192)	26,103	(313)	37,541
Loss From Continuing Operations Before Income Taxes	(261,934)	(73,073)	(573,208)	(105,987)
Depreciation, depletion and amortization	51,966	79,331	111,543	153,202
Interest expense, net	19,010	16,999	37,723	35,195
(Gain) loss on derivatives, net	52,235	12,595	41,682	(13,844)
Cash received for derivative settlements, net	27,300	45,129	78,463	94,193
Non-cash general and administrative expense, net	10,825	8,147	22,583	21,224
Impairment of proved oil and gas properties	197,070	—	471,483	—
Loss on extinguishment of debt	—	38,137	—	38,137
Other (income) expense, net	1,162	281	(109)	7,273
Adjusted EBITDA (Non-GAAP)	$97,634	$127,546	$190,160	$229,393

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND REALIZED PRICES
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Total production volumes -
Crude oil (MBbls)	2,179	2,028	4,527	3,951
NGLs (MBbls)	475	318	889	636
Natural gas (MMcf)	6,757	5,646	13,130	10,880
Total barrels of oil equivalent (MBoe)	3,780	3,287	7,604	6,400

Daily production volumes by product -
Crude oil (Bbls/d)	23,942	22,284	24,874	21,831
NGLs (Bbls/d)	5,217	3,494	4,882	3,512
Natural gas (Mcf/d)	74,248	62,042	72,141	60,111
Total barrels of oil equivalent (Boe/d)	41,533	36,118	41,779	35,361

Daily production volumes by region (Boe/d) -
Eagle Ford	30,233	24,976	30,602	24,741
Niobrara	2,775	3,428	2,980	3,230
Marcellus	6,511	6,054	6,269	6,014
Utica	1,491	1,480	1,357	1,105
Delaware Basin and other	523	180	571	271
Total barrels of oil equivalent (Boe/d)	41,533	36,118	41,779	35,361

Realized prices -
Crude oil ($ per Bbl)	$42.04	$54.86	$35.26	$49.18
Crude oil ($ per Bbl) - including impact of derivative settlements	$54.57	$74.89	$52.61	$70.99
NGLs ($ per Bbl)	$12.76	$11.95	$10.69	$13.01
Natural gas ($ per Mcf)	$1.43	$1.49	$1.48	$1.93
Natural gas ($ per Mcf) - including impact of derivative settlements	$1.43	$2.29	$1.48	$2.66

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF JULY 29, 2016
(Unaudited)

CRUDE OIL DERIVATIVE CONTRACTS (1)

			Weighted Average	Weighted Average
		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)
Q3 2016	Fixed Price Swaps	9,750	$60.03
	Costless Collars	4,000	$50.00	$76.50
Q4 2016	Fixed Price Swaps	9,750	$60.03
	Costless Collars	4,000	$50.00	$76.50

Q1 - Q2 2017	Fixed Price Swaps	12,000	$50.13

FY 2018	Sold Call Options	3,388		$63.98

FY 2019	Sold Call Options	3,875		$65.98

FY 2020	Sold Call Options	4,575		$67.95

NATURAL GAS DERIVATIVE CONTRACTS

			Weighted Average
		Volume	Ceiling Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)
FY 2017	Sold Call Options	33,000	$3.00

FY 2018	Sold Call Options	33,000	$3.25

FY 2019	Sold Call Options	33,000	$3.25

FY 2020	Sold Call Options	33,000	$3.50

(1)
On February 11, 2015, Carrizo entered into derivative transactions offsetting its existing crude oil derivative contracts covering the periods from March 2015 through December 2016 locking in $166.4 million of cash flows, of which $9.3 million was received in the second quarter of 2016. Both the existing crude oil derivative contracts as well as the offsetting positions have been excluded from the table above. In the fourth quarter of 2015 and the first quarter of 2016, Carrizo entered into derivative transactions (volumes are included in the table above) which included premiums to be paid in future periods. In addition to the net cash to be paid or received from settlements of the derivative contracts shown in the tables above, Carrizo will receive net cash and will recognize Adjusted EBITDA related to the transactions described in this footnote as follows:

FIXED ADJUSTED EBITDA FROM PRIOR HEDGE TRANSACTIONS

Period	Net Cash from Derivative Settlements (in thousands)
Q3 2016	$6,458
Q4 2016	$7,912

Q1 - Q2 2017	$1,766

CARRIZO OIL & GAS, INC.
THIRD QUARTER AND FULL YEAR 2016 GUIDANCE SUMMARY

	Third Quarter 2016	Full Year 2016
Daily Production Volumes -
Crude oil (Bbls/d)	24,000 - 24,400	25,150 - 25,400
NGLs (Bbls/d)	4,100 - 4,300	4,600 - 4,700
Natural gas (Mcf/d)	56,000 - 60,000	64,000 - 66,000
Total (Boe/d)	37,433 - 38,700	40,417 - 41,100

Unhedged Commodity Price Realizations -
Crude oil (% of NYMEX oil)	92.0% - 94.0%	N/A
NGLs (% of NYMEX oil)	24.0% - 27.0%	N/A
Natural gas (% of NYMEX gas)	50.0% - 55.0%	N/A

Cash received for derivative settlements, net (in millions)	$20.0 - $23.0	N/A

Costs and Expenses -
Lease operating ($/Boe)	$6.75 - $7.25	$6.25 - $6.75
Production taxes (% of total revenues)	4.25% - 4.50%	4.25% - 4.50%
Ad valorem taxes (in millions)	$1.5 - $2.0	$5.5 - $6.5
Cash general and administrative, net (in millions)	$10.0 - $10.5	$40.0 - $41.0
DD&A ($/Boe)	$12.50 - $13.50	$13.50 - $14.50
Interest expense, net (in millions)	$21.0 - $22.0	N/A

Capitalized Items -
Drilling and completion capital expenditures (in millions)	N/A	$370.0 - $380.0
Capitalized interest (in millions)	$2.5 - $3.0	N/A